Exhibit 23.2
Consent of Independent Auditors
We consent to the use in this Registration Statement on Form S-1 of Absci Corporation of our report dated June 14, 2021, relating to the consolidated financial statements of Totient, Inc. as of December 31, 2019 and 2020, and for the years then ended, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington
July 8, 2021